Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, March 16, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

ANNOUNCES HOTEL EXPANSION PLAN

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) announced an expansion plan that will more than double the number of hotel rooms and add a luxurious 8,000-square-foot spa to the Dover Downs Hotel & Casino.

By the summer of 2007, the Company expects to have added 268 luxury rooms to the Dover Downs Hotel & Casino, bringing the total number of rooms to 500.  Twelve of these rooms will be specially designed spa suites featuring either hot tubs, pool tables or fireplaces plus wet bars and plasma screen TV’s.

“This expansion is the next step in our plan to make Dover Downs one of the premier gaming destinations on the East Coast,” said Denis McGlynn, President and Chief Executive Officer of Dover Downs Gaming & Entertainment.  “We are very excited to offer more rooms and additional amenities to our current and future customers.  Given the consistently strong occupancy levels we have seen since our hotel opened in 2002, it is our belief that these improvements will attract more casino customers to Dover Downs.”  McGlynn added that approximately 50 new jobs are expected to be generated when the expansion comes on line bringing total employment at Dover Downs Gaming & Entertainment to almost 1,000.

Friedmutter Group was retained as the principal architect for the project late last year and Dover Downs expects to enter into a construction management agreement with T.N. Ward Company shortly.  Both companies are industry leaders in casino and hotel design and construction, having worked on facilities in both Atlantic City and Las Vegas.  Construction on the $52 million project is expected to begin in April following final City of Dover Planning Commission approval.  A 16-month construction period is anticipated.

Dover Downs Hotel & Casino already boasts a AAA-rated Four-Diamond hotel, an array of fine dining options, 2,500 of the most popular slot machines available, with many featuring state-of-the-art ticket-in ticket-out technology, and the Rollins Center®, an 18,000-square-foot multipurpose ballroom which routinely features headline entertainment such as Bill Cosby, Wayne Newton, Tom Jones and The Temptations as well as business conferences, conventions and banquets.  For the past three years, the property has earned the title of “Best Racino” by the readers of Casino Player magazine.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.